Exhibit 99.1

First Interstate BancSystem, Inc. Announces CEO Succession

Company Release: July 23, 2015

First Interstate BancSystem, Inc.’s (Nasdaq: FIBK) Board of Directors, at a meeting held on July 23, 2015, approved the appointment of Kevin P. Riley as President and CEO, effective September 23, 2015. Mr. Riley will replace President and CEO Edward Garding, who is retiring effective September 23, 2015, after 44 years with First Interstate BancSystem. To ensure a smooth transition, Mr. Garding will continue his employment with the Company through January 29, 2016, working closely with Mr. Riley and assisting with special projects.

Executive Vice Chair of the Board, Jim Scott, recognized Mr. Garding’s many years of service and leadership. “From his first days as a management trainee to his last three years as President and CEO, Ed has always had a fierce commitment to our corporate values, supporting our employees and the communities they serve. On behalf of the Board, management and employees, I sincerely thank Ed for all he has done in service for our Company and our customers,” stated Mr. Scott.

“I have enjoyed being a part of this amazing organization. Now, I am looking forward to the next phase of my life, enjoying more time with my wife, four children and two grandchildren,” said Mr. Garding. “First Interstate has more than 1,700 talented employees and a supportive board. With their dedication and Kevin’s leadership, I am confident we will continue to grow and prosper.”

Mr. Riley has nearly 30 years of experience in many different areas of the financial services industry, including management of finance, investments, customer relationship management, bank operations, information technology, data governance, and sales. “Kevin brings relevant leadership experience and a positive energy that aligns very well with the strategic direction of First Interstate,” said Mr. Scott. “This gives him the knowledge, perspective and expertise to lead our company into the future.”

Mr. Riley has served as Executive Vice President and Chief Financial Officer of First Interstate since August 2013. During this time, he also served as a director of the Company’s banking subsidiary. Prior to his employment with First Interstate, Mr. Riley served as Executive Vice President and Chief Financial Officer of Berkshire Hills Bancorp in Massachusetts since 2007, and in various executive level positions with KeyCorp since 1986. He earned his Bachelor of Science degree in Business Administration from Northeastern University in Boston, Massachusetts and is a certified public accountant.

Mr. Riley said he is honored to be asked to succeed Mr. Garding as President and CEO. He further stated, “First Interstate plays such a big role in our communities and in the lives of our customers. This commitment comes from loyal employees who are dedicated to serving our customers and helping them meet their financial goals. I look forward to building on this strong foundation and working with our employees and leadership team towards continued growth and success.”

Mr. Riley and his wife Laurie have four adult children, three of whom are now living in Montana. “My father has lived in Cody, Wyoming for the past 20 years. I have been a frequent visitor over these years and have learned a great deal about this region, its economy and its communities. My family and I are blessed to live and work here,” said Mr. Riley.

Also on July 23, 2015, the Company’s Board of Directors approved the appointment of Marcy D. Mutch to serve as Chief Financial Officer of the Company, effective September 23, 2015. “I have had the pleasure of working closely with Marcy over the past two years,” said Mr. Riley. “She has impressed me with her knowledge and expertise, especially in the area of investor and shareholder relations. I look forward to working with her as we continue to grow our Company.”

Ms. Mutch said, “I am proud to be appointed CFO of First Interstate and look forward to working with Kevin, our leadership team and our employees to continue moving our Company forward as the leading community bank in our region.”

Ms. Mutch has served as a Senior Vice President of the Company since December 2014 and Vice President of Corporate Tax, with various other duties, since joining the Company in October 2006. She has also served as the Company’s Investor Relations Officer since the Company became publicly traded in March 2010. Prior to her employment with the Company, Ms. Mutch served in tax and finance positions with Citizens Development Company, a bank holding company, from 2000 to 2006, and as tax manager for Eide Bailly LLP from 1981 to mid-2006. She received her Bachelor of Science degree in Business Administration from Montana State University-Billings in Billings, Montana and is a certified public accountant.

First Interstate BancSystem, Inc. is a financial services holding company, headquartered in Billings, Montana, with $8.4 billion in assets as of June 30, 2015. It is the parent company of First Interstate Bank, a community bank operating banking offices, including online and mobile banking services, throughout Montana, Wyoming, and South Dakota. As a recognized leader in community banking services with 27 consecutive years of profitability, First Interstate is driven by strong family and corporate values, as well as a commitment to long-term organic growth, exemplary customer service, exceeding customer expectations through its products and services and supporting, with leadership and resources, the communities it serves.

Contact:

Marcy Mutch

Investor Relations

First Interstate BancSystem, Inc.

401 North 31st Street

Billings, Montana 59116

+1 406-255-5322

investor.relations@fib.com